Exhibit 99.1

Tuesday, April 21, 2020
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.49

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $37,950,000 or $0.49 per diluted share for the quarter ended March 31, 2020, compared to $51,098,000 or $0.63 per diluted share for the quarter ended March 31, 2019, a $0.14 or 22% decrease in fully diluted earnings per share. Return on equity for the quarter ended March 31, 2020 was 7.43% compared to 10.20% for the quarter ended March 31, 2019. Return on assets for the quarter ended March 31, 2020 was 0.93% compared to 1.24% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We have speculated when the eleven-year bull run in our economy would come to an end; unfortunately, we now know. Compared to the real human toll that this pandemic is wreaking across the world, speaking of its impact on our Company’s financial results seems trite. During our 103-year history, we learned the value of strong capital and advantages of client selectivity when it comes to weathering storms. We are now in unchartered territory as economic activity has plummeted as we adhere to shelter in place orders. Time will reveal the depth and duration of the resulting recession, but we believe WaFd Bank is very well positioned. This quarter, we took advantage of record low long-term interest rates to borrow $1 billion for a 10-year term at a fixed rate below 1%. We are positioned to deploy this cash to provide our clients with the liquidity they want and need during these turbulent times. Even after those borrowings, our capital ratio remains in the top 25% of publicly traded banks in the United States. We recognize that we are all going to experience challenges over the next few quarters but remain confident that with our strong balance sheet and phenomenal employees, WaFd Bank is well positioned to help rebuild our economy going forward.
"In light of the turbulence in the world, our financial performance this past quarter was solid. We were pleased to have produced $1.2 billion in new loan originations, which is the second-best quarter in our history. Total deposits increased to a record $12.1 billion and importantly, transaction accounts now represent 63.4% of total deposits. Credit quality of our loan portfolio is being closely monitored and we remain cautious given the economic impacts of the pandemic. Net income was down $13 million, as would be expected with our continued investments in technology, compliance and an outsized credit provision. During these periods of disruption in the market, with many competitors focused internally, we believe there will be opportunities to grow our market share and are investing accordingly."
Total assets were $17.4 billion as of March 31, 2020, compared to $16.5 billion as of September 30, 2019, the Company's fiscal year-end. The increase was primarily driven by a $1.1 billion increase in cash resulting primarily from the aforementioned borrowing.
Customer deposits increased by $98 million or 0.8% since September 30, 2019, and totaled $12.1 billion as of March 31, 2020. Transaction accounts increased by $580 million or 8.2% during that period, while time deposits decreased $483 million or 9.8%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. As of March 31, 2020, 63% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 94.1% of deposits at March 31, 2020.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $3.1 billion as of March 31, 2020, an increase of $800 million since September 30, 2019. The increase was driven primarily by $1 billion in new FHLB borrowings entered into on March 30, 2020 to fund lending in our communities to help businesses and consumers weather the global COVID-19 pandemic. The weighted average rate of FHLB borrowings was 1.37% as of March 31, 2020, versus 2.49% at September 30, 2019, the decrease being due to lower rates on new FHLB advances and repayment of advances with higher rates.

The Company had strong loan originations of $1.24 billion for the second fiscal quarter 2020, an increase of 23.7% from the $1.00 billion of originations in the same quarter one year ago. Mostly offsetting loan originations in each of these quarters were loan repayments of $1.20 billion and $0.77 billion, respectively. Commercial loans represented 76% of all loan originations during the second fiscal quarter 2020 and consumer loans accounted for the remaining 24%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.28% as of March 31, 2020, a decrease from 4.52% as of September 30, 2019, due primarily to variable rate loans decreasing in yield with declining short-term rates.
Subsequent to the end of the quarter, the Company participated in the Small Business Administration’s Paycheck Protection Program (“PPP”). This program came about through the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) passed by Congress to help small businesses keep their employees employed through the COVID-19 shelter in place orders. Over the course of thirteen days, the Company was pleased to assist nearly 2,000 small businesses with $475 million in PPP loans. Regrettably, the funds allocated by the CARES Act were exhausted before the applications for an additional 2,500 small businesses that WaFd Bank was processing received approval from the SBA.
Although we have not seen significant deterioration in asset quality metrics, credit quality is being closely monitored and the economic impacts of the pandemic will become more clear over time. However, as of March 31, 2020, the ratio of non-performing assets to total assets was 0.24% (the lowest level since the Great Recession) compared to 0.27% at September 30, 2019. Since September 30, 2019, real estate owned decreased by $1.3 million, or 19%, and non-accrual loans decreased by $1.1 million, or 3%. Delinquent loans were 0.33% of total loans at March 31, 2020, compared to 0.29% at September 30, 2019. The allowance for loan losses and reserve for unfunded commitments totaled $148 million as of March 31, 2020, and was 1.10% of gross loans outstanding, as compared to $138 million, or 1.04%, of gross loans outstanding at September 30, 2019. Net recoveries were $1.8 million for the second fiscal quarter of 2020, compared to $1.2 million for the prior year same quarter.

The Company has recorded net recoveries for 19 consecutive quarters, and in 26 of the last 27 quarters.
Due to the economic distress caused by the global COVID-19 pandemic, the Company recorded a provision for credit losses of $6.2 million in the second fiscal quarter of 2020. The relatively significant provision this quarter primarily relates to estimated impacts to the energy, hospitality, restaurant and senior living industries. In the same quarter of fiscal 2019, the Company recorded a provision for credit losses of $750 thousand.
The Company is required to adopt FASB's current expected credit losses standard ("CECL") on October 1, 2020. However, in order to improve the comparability of the Company's financial statements with other banks, management is in the process of evaluating the potential of adopting CECL prior to that date. As of March 31, 2020, management estimates that the allowance for credit losses (loans and unfunded commitments) under CECL would be approximately $176 million, or 1.31% of gross loans outstanding. If the Company elects an early adoption of CECL, a one-time entry to opening retained earnings (October 1, 2019) will be recorded to increase the allowance for credit losses and decrease retained earnings based on the CECL calculation as of that date.
On February 21, 2020, the Company paid a regular cash dividend of $0.22 per share, which represented the 148th consecutive quarterly cash dividend. During the quarter, the Company repurchased 2,423,613 shares of common stock at a weighted average price of $32.43 per share and has authorization to repurchase 4,628,987 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels and may pause repurchase activity until the effects of the COVID-19 pandemic become more clear. Since September 30, 2019, tangible common shareholders’ equity per share increased by $0.26, or 1.2%, to $22.12 and the ratio of tangible common equity to tangible assets was 9.82% as of March 31, 2020.
Net interest income was $118 million for the quarter, a decrease of $2.5 million or 2.0% from the same quarter in the prior year. The decrease in net interest income from the prior year was primarily due to the average rate earned on interest-earning assets declining by

23 basis points while the average rate paid on interest-bearing liabilities only declined by 16 basis points. Net interest margin of 3.10% in the second fiscal quarter of 2020 was down from 3.15% in the prior quarter, primarily caused by the rapid drop in short-term rates by the Federal Reserve Bank in response to the COVID-19 pandemic, and down from 3.15% for the same quarter in the prior year. The compression in the net interest margin since the prior year same quarter is due to the changes in average rates noted above.
Total other income was $16.2 million for the second fiscal quarter of 2020, an increase from $12.8 million in the prior year same quarter. The increase of $3.4 million is primarily due to a $2.4 million increase in loan fee income driven by higher loan prepayments and a $15.0 million gain on the sale of $189 million of available-for-sale securities that was partially offset by a $13.8 million loss on early repayment of a $200 million FHLB advance that carried an effective rate of 3.86% and was scheduled to mature in August, 2022.
Total other expense was $79.4 million in the second fiscal quarter of 2020, an increase of $11.5 million, or 16.9%, from the prior year's quarter. Compensation and benefits costs increased by $5.8 million, or 17.8%, over the prior year quarter primarily due to a 7.2% rise in headcount, including growth in our compliance program, and higher paying positions to advance our digital and technology initiatives. Information technology costs increased by $2.7 million, primarily due to continued investments in new systems hardware and software. The Company’s efficiency ratio in the second fiscal quarter of 2020 was 59.3%, compared to 51.2% for the same period one year ago. The increase in the efficiency ratio is primarily due to elevated expenses resulting from planned investments in people, process, and technology.
Income tax expense totaled $10.3 million for the second fiscal quarter of 2020, as compared to $13.9 million for the prior year same quarter. The effective tax rate for the quarter ended March 31, 2020 was 21.35%, compared to 21.35% for the quarter ended March 31, 2019. The Company’s effective tax rate for the quarter ended March 31, 2020 is different from the statutory rate mainly due to state taxes and tax-exempt income.
WaFd Bank is headquartered in Seattle, Washington, and has 234 branches in eight western states. To find out more about WaFd Bank, please visit our website

www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Non-GAAP and Pro Forma Financial Measures
Total allowance for credit losses under CECL is estimated to be approximately $175.5 million, or 1.31% of gross loans outstanding. This total is comprised of a $157.0 million allowance for loan losses (as compared to $139.5 million under the existing incurred loss model) and $18.5 million reserve for unfunded commitments (as compared to $8.5 million under the existing incurred loss model).
Adjusted other income of $31.0 million for the six months ended March 31, 2020 is calculated by subtracting the $31.6 million gain on the sale of the Bellevue, Washington branch property from GAAP other income of $62.6 million.
Adjusted other expense of $156.1 million for the six months ended March 31, 2020 is calculated by subtracting the $5.9 million impairment on systems hardware and software from GAAP other expense of $162.1 million.
Adjusted efficiency ratio of 58.19% for the six months ended March 31, 2020 is calculated by dividing adjusted other expense of $156.1 million by adjusted total income of $268.3 million (net interest income of $237.3 million plus adjusted other income of $31.0 million). The unadjusted efficiency ratio for the six months ended March 31, 2020 was 54.04%.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2020	September 30, 2019
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,495,574	$419,158
Available-for-sale securities, at fair value	1,693,047	1,485,742
Held-to-maturity securities, at amortized cost	920,255	1,443,480
Loans receivable, net of allowance for loan losses of $139,501 and $131,534	11,974,241	11,930,575
Interest receivable	46,076	48,857
Premises and equipment, net	245,613	274,015
Real estate owned	5,463	6,781
FHLB and FRB stock	155,990	123,990
Bank owned life insurance	224,926	222,076
Intangible assets, including goodwill of $302,691 and $301,368	310,977	309,247
Other assets	303,467	210,989
	$17,375,629	$16,474,910
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$7,664,038	$7,083,801
Time deposits	4,424,382	4,906,963
Total customer deposits	12,088,420	11,990,764
FHLB advances	3,050,000	2,250,000
Advance payments by borrowers for taxes and insurance	41,488	57,830
Federal and state income tax liabilities, net	2,431	5,104
Accrued expenses and other liabilities	207,323	138,217
	15,389,662	14,441,915
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,742,217 and 135,539,806 shares issued; 75,706,100 and 78,841,463 shares outstanding	135,742	135,540
Additional paid-in capital	1,675,828	1,672,417
Accumulated other comprehensive income (loss), net of taxes	6,461	15,292
Treasury stock, at cost; 60,036,117 and 56,698,343 shares	(1,238,252)	(1,126,163)
Retained earnings	1,406,188	1,335,909
	1,985,967	2,032,995
	$17,375,629	$16,474,910
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$26.23	$25.79
Tangible common stockholders' equity per share	22.12	21.86
Stockholders' equity to total assets	11.43%	12.34%
Tangible common stockholders' equity (TCE) to tangible assets (TA)	9.82%	10.66%
TCE + allowance for loan losses to TA	10.63%	11.48%
Weighted average rates at period end
Loans and mortgage-backed securities	4.06%	4.25%
Combined loans, mortgage-backed securities and investments	3.59	4.10
Customer accounts	0.77	1.08
Borrowings	1.37	2.49
Combined cost of customer accounts and borrowings	0.89	1.30
Net interest spread	2.70	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$138,549	$141,061	$280,695	$278,126
Mortgage-backed securities	14,341	19,343	29,953	38,535
Investment securities and cash equivalents	6,728	7,178	13,794	13,543
	159,618	167,582	324,442	330,204
INTEREST EXPENSE
Customer accounts	28,638	29,666	60,119	56,245
FHLB advances and other borrowings	13,368	17,846	27,026	34,737
	42,006	47,512	87,145	90,982
Net interest income	117,612	120,070	237,297	239,222
Provision (release) for credit losses	6,200	750	5,200	250
Net interest income after provision (release)	111,412	119,320	232,097	238,972
OTHER INCOME
Gain (loss) on sale of investment securities	15,028	—	15,028	(9)
Prepayment penalty on long-term debt	(13,809)	—	(13,809)	—
Loan fee income	3,048	667	4,852	1,637
Deposit fee income	6,099	5,886	12,359	12,129
Other Income	5,875	6,257	44,187	18,062
	16,241	12,810	62,617	31,819
OTHER EXPENSE
Compensation and benefits	38,617	32,774	75,248	66,657
Occupancy	10,913	9,830	21,048	19,098
FDIC insurance premiums	2,470	1,978	4,940	4,840
Product delivery	3,897	3,545	8,164	7,566
Information technology	11,501	8,755	28,608	17,795
Other	12,035	11,085	24,061	23,683
	79,433	67,967	162,069	139,639
Gain (loss) on real estate owned, net	31	808	(855)	1,128
Income before income taxes	48,251	64,971	131,790	132,280
Income tax provision	10,301	13,873	28,137	28,240
NET INCOME	$37,950	$51,098	$103,653	$104,040
PER SHARE DATA
Basic earnings per share	$0.49	$0.63	$1.33	$1.28
Diluted earnings per share	0.49	0.63	1.33	1.28
Cash dividends per share	0.22	0.20	0.43	0.38
Basic weighted average shares outstanding	76,987,532	80,968,050	77,737,977	81,384,456
Diluted weighted average shares outstanding	77,007,118	80,990,126	77,776,304	81,415,697
PERFORMANCE RATIOS
Return on average assets	0.93%	1.24%	1.27%	1.28%
Return on average common equity	7.43	10.20	10.16	10.42
Net interest margin	3.10	3.15	3.12	3.18
Efficiency ratio (a)	59.34	51.15	54.04	51.52
(a) Efficiency ratio for the six months ended March 31, 2020 excludes the impact of $31.6 million gain on sales of fixed assets and $5.9 million impairment charge on computer hardware and software.